                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             THE PERIOD                              THE PERIOD    THE PERIOD
                                             AUGUST 25,                              AUGUST 25,    AUGUST 25,
                                             1995 (DATE                              1995 (DATE    1995 (DATE
                                                 OF                                      OF            OF
                      THREE MONTHS ENDED     INCEPTION)                              INCEPTION)    INCEPTION)
                           MARCH 31,             TO       YEAR ENDED DECEMBER 31,        TO            TO
                     ---------------------   MARCH 31,    ------------------------  DECEMBER 31,  DECEMBER 31,
                        1998       1997         1998         1997         1998          1995          1997
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------
Net loss before
  income taxes.....  $(2,684,841) $(530,847)  $(8,832,702) $(3,977,400)  $(1,743,635)  $ (426,826)  $(6,147,861)
Fixed charges:
  Interests........          --         --      415,357           --      415,357            --       415,357
  Interest factor
    or rent
    expense........      30,010      2,137       69,713       38,224        1,466            13        39,703
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------
Total fixed
  charges..........      30,010      2,137      485,070       38,224      416,823            13       455,060
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------
Earnings (loss)
  before fixed
  charges..........  $(2,654,831) $(528,710)  $(8,347,632) $(3,939,176)  $(1,326,812)  $ (426,813)  $(5,692,801)
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------
Ratio of earnings
  to fixed
  charges..........      *           *           *            *            *             *             *
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------
                     ----------  ---------  ------------  ----------  ------------  ------------  ------------

------------------------

* The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense (one-third) deemed representative of the interest factor. The ratio of earnings to fixed charges is computed using pre-tax income. On this basis, earnings before fixed charges for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1998 and 1997, the period August 25, 1995 (date of inception) to December 31, 1997, the three months ended March 31, 1997 and 1998, and the period August 25, 1995 (date of inception) to March 31, 1998 were not adequate to cover fixed charges by $426,813, $1,326,812, $3,939,176, $528,710, $5,692,801, $2,654,831 and $8,347,832,
    respectively.